Exhibit 10.24.1

[***] Certain information in this document has been excluded because it both (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT
between
THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
ACTING THROUGH ITS SANTA BARBARA CAMPUS
and
TRANSPHORM, INC.
for
UC Case No. 2004-163 ("A Novel Device Concept: Polarization Doped Field Effect Transistor (PolFET)"), et. al.

LICENSE AGREEMENT
UC Case No. 2004-163, et. al.
This license agreement ("Agreement") is effective as of September l, 2007 ("Effective Date"), by and between The Regents of the University of California, a Califomia corporation, acting through its Santa Barbara campus having an Office of Technology & Industry Alliances located at 552 University Avenue, Trailer #342, Santa Barbara, CA 93106-2055 ("The Regents"), and Transphonn, Inc., a Delaware corporation, having a principal place of business at 107 S. La Patera Lane ("Licensee").
BACKGROUND
A.    Certain inventions, generally characterized as follows (collectively, the "Inventions") were made in the course of research at the University of California, Santa Barbara and are covered by Licensed Patent Rights, as defined below:

a)	"A Novel Device Concept: Polarization-Doped Field Effect Transistor," disclosed in UC Case No. 2004-163 by Dr. Urnesh Mishra, et al.;

b)	"N Polar AIGaN/GaN Enhancement-Mode Field Effect Transistor," disclosed in UC Case No. 2006-107 by Dr. Umesh Mishra, et al.;

c)
"Fluorine Treatment to Shape the Electric Field in Electron Devices, Passivate the Dislocations, Point Defects and Enhance the Luminescence," disclosed in UC Case No. 2006-129 by Dr. Umesh Mishra, et al.;

d)
"A Method to Fabricate III-N Filed Effect Transistors Using Ion Implantation with Reduced Dopant Activation and Damage Recovery Temperature," disclosed in UC Case No. 2006-518 by Dr. Umesh Mishra, et al.;

e)	"P-GaN/AIGan/AIN/GaN Enhancement-Mode Field Effect Transistor," disclosed in UC Case No. 2006-575 by Dr. Umesh Mishra, et al.;

f)	"Gated Electrodes for Electrolysis and Electrosynthesis," disclosed in UC Case No. 2006-637 by Dr. Umesh Mishra, et al.;

g)	"Polarization-Induced Barriers for N-Face Nitride-Based Electronics," disclosed in UC Case 2006-648 by Dr. Umesh Mishra, et al.;

h)	"High Breakdown Enhancement Mode GaN-Based HEMTs with Integrated Slant Field Plate, disclosed in UC Case 2006-730 by Dr. Umesh Mishra, et al.;

i)
"Method for Heteroepitaxia] Growth of High Quality N-Face GaN, InN and AlN Films and Their Alloys by Metal Organic Chemical Vapor Deposition," disclosed in UC Case 2007-121 by Dr. Umesh Mishra, et al.;

j)	''N-Face High Electron Mobility Transistors with Low Buffer Leakage and Low Parasitic Resistance," disclosed in UC Case 2007-269 by Dr. Umesh Mishra, et al.;

k)
"Method to Fabricate 111-N Semiconductor Devices on the N-Face of Layers Which Are Grown in the Ill-Face Wafer Bonding and Substrate Removal," disclosed in UC Case 2007-336 by Dr. Umesh Mishra, et al.;

1)	"A Method Using Low Temperature Wafer Bonding to Fabricate Transistors with Heterojunctions of Si(Ge) to III-N Materials," disclosed in UC Case 2007-501 by Dr. Umesh Mishra, et al.; and
B.    Development of the above Inventions was sponsored, in part, by the United States Office of Naval Research, Air Force Office of Scientific Research and/or the Department of Defense and as a consequence, this Agreement and the Inventions are subject to overriding obligations to the United States ("U.S.") Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the U.S. Government throughout the world. Inventions sponsored by the U.S. Federal Government are considered federally funded inventions ("Federally Funded Inventions").
C.    Licensee is a "small business firm" as defined in 15 U.S.C. §632.
D.    Licensee has evaluated the Inventions under a Secrecy Agreement with The Regents (UC Agreement Control No. 2007-20-0664) with an effective date of March l, 2007.
E.    Licensee and The Regents have executed a Letter Agreement (UC Agreement Control No. 2007-30-0519) with an effective date of March 27, 2007.
F.    Licensee wishes to obtain rights from The Regents for the commercial development, use and sale of products from the Invention, and The Regents is willing to grant those rights so that the Invention may be developed to its fullest and the benefits enjoyed by the general public.
G.    Both parties recognize and agree that royalties and payments due under this Agreement on products, services, methods and sublicenses will be paid by Licensee on both pending patent applications with Valid Claims and issued patents.
NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    DEFINITIONS
1.1    "Affiliate" of Licensee shall mean any entity which, directly or indirectly, Controls Licensee, is Controlled by Licensee or is under common Control with Licensee. "Control" means (i) having the actual, present capacity to elect or appoint a majority of the directors of such affiliate; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect or appoint directors; o·r (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.
1.2    "Agreement" shall have the meaning ascribed to it in the preamble.
1.3    "Effective Date" shall have the meaning ascribed to it in the preamble.

1.4    "Field" shall mean the Fields identified for each Invention in Exhibit A to this Agreement, which is hereby incorporated in full by reference. All other uses are expressly excluded from this Agreement.
1.5    "Licensed Method" means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, a Valid Claim in any country were they issued at the time of the infringing activity in that country.
1.6    "Licensed Product" means devices, kits, articles of manufacture, compositions of matter, materials, compounds, components or products the manufacture, use, sale, offer for sale, or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, a Valid Claim in any country were they issued at the time of the infringing activity in that country, or would require the performance of the Licensed Method.
1.7    "Licensed Service" means the use of Licensed Product or Licensed Method to provide a service.
1.8    "Licensed Patent Rights" means The Regents' rights and interest in the claims of the following subject matter:

UC Case Number	Application Number or Patent Number	Filing or Issue Date
2004-163-1	60/614,585	September 29, 2004
2004-163-2	11/241,804	September 29, 2005
2006-107-1	60/717,996	September 16, 2005
2006-107-2	11/523,286	September 18, 2006
2006-129-1	60/736,628	November 15, 2005
2006-129-2	11/599,874	November 15, 2006
2006-518-1	60/894,124	March 9, 2007
2006-575-1	60/941,580	March 21, 2007
2006-637-1	60/866,560	November 20, 2006
2006-648-1	60/940,052	July 11, 2007
2006-730-1	60/822,886	August 18, 2006
2007-121-1	60/866,035	November 15, 2006
2007-269-1	60/908,914	January 3, 2007
2007-336-1	60/908,917	January 3, 2007
2007-501-1	60/915,334	May 1, 2007
and continuing applications thereof including divisions and substitutions (but excluding continuation-in-part applications to the extent that claims are not adequately supported in the parent); any patents on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.
1.9    "Net Sales" means the total of the gross invoice prices charged and the value of any other consideration owed to or received by Licensee and/or Sublicensees for the sale of Licensed Products or Licensed Services, use of Licensed Product or performance of Licensed Method. In the case of sales by Licensee of hydrogen generating systems or power modules sold with other materials, components or products that do not themselves constitute Licensed Products, such as set forth in Exhibit C attached hereto

("Combination Product(s)"), "Net Sales" shall be calculated as the fair market value of the Licensed Product had it been sold by itself. However if there are no relevant sales of such Licensed Products from which such fair market value can be established, the fair market value shall be a reasonable percentage· of the actual selling price of the Combination Product, the percentage to be mutually agreed to by the parties prior to such sales. In all cases the sum of the following deductions may be taken from the Net Sales or fair market value (in the case of Combination Products, as established above), but only to the extent that they actually pertain to the disposition of such Licensed Product and are separately charged:

i.	reasonable cash or quantity discounts actually allowed;

ii.	sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes and income taxes);

iii.	transportation charges, including insurance; and

iv.	allowances or credits actually granted to customers because of rejections or returns.
No deductions shall be made for commissions paid to individuals or companies whether independent sales agents or persons or companies regularly employed by Licensee, an Affiliate, a joint venture and/or Sublicensee.For purposes of calculating Net Sales, any distribution or transfer among Licensee, an Affiliate, a joint venture or Sublicensee for end use by Licensee, an Affiliate, a joint venture or Sublicensee, Net Sales will be calculated as the price normally charged for the product if sold by Licensee to independent, unaffiliated third parties.If a Licensed Product is a part or an optional component of a system, Licensee agrees that any discounting of price will be reasonable and will be done uniformly and equally across the system so that the Licensed Product is not discounted proportionally any more than the system as a whole.
1.10    "Sublicensee" shall mean any person or entity (including an Affiliate or joint venture) to which any of the Licensed Patent Rights are sublicensed pursuant to Article 3 (Sublicenses) of this Agreement.
1.11    Valid Claim" shall mean any pending or issued claim of a Licensed Patent Right which has not been abandoned, or having been diligently prosecuted, has not been finally rejected without the right of appeal by the patent office of the country in which the application has been filed or which is not known to be unpatentable, or any claim from an issued and unexpired Licensed Patent Right which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.
2.    GRANT OF LICENSE/SCOPE OF LICENSE
2.1    Subject to the limitations set forth in this Agreement, The Regents grants to Licensee an exclusive or non-exclusive license to the Inventions as set forth in Exhibit A, in the Field and under the Licensed Patent Rights to make, have made, use, sell, offer for sale, import or otherwise dispose of Licensed Products and to perform Licensed Services and to practice Licensed Method to the extent permitted by law. Licensee's rights under this Agreement are limited to those expressly granted, and all other rights are reserved to The Regents.
2.2    The rights granted in this Agreement to Federally Funded Inventions are subject to any license to the U.S. Government executed by The Regents and to the overriding obligations to the U.S. Government under 35 U.S.C. §§200-212 and applicable governmental implementing regulations.

2.3    The Regents reserves the right to make and use the Inventions and associated technology for educational and research purposes, including the publication of research results and the sharing of such research results, the Inventions and associated technology with other educational or nonprofit institutions for their practice of similar scope.
2.4    Licensee may reduce the scope of the license to any Invention (i.e., from an exclusive to a non-exclusive license) upon ninety (90) days' written notice to The Regents. In such event, the annual maintenance fees shall be reduced to an amount equal to the fees paid for other Inventions licensed for a similar scope as long as such reduction does not reduce the total annual maintenance fee paid by Licensee under this Agreement for any calendar year, to less than [***], if exclusive rights are maintained in any Field for any Invention, or [***] if only non-exclusive licenses are maintained under the Agreement.
3.    SUBLICENSES
3.1    The Regents also grants to Licensee the right to issue sublicenses to third parties under any or all of the Inventions licensed exclusively or nonexclusively to Licensee under this Agreement to make, have made, use, sell, offer for sale, import or otherwise dispose of Licensed Product and to perform Licensed Services and to practice Licensed Method, as long as there exists at least one Invention under which Licensee has current exclusive rights under this Agreement. Affiliates and joint ventures do not have rights to Licensed Patent Rights under this Agreement and must be issued a valid sublicense pursuant to this Article 3 (Sublicenses) in order to exercise any of the Licensed Patent Rights. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of Licensee, for which Licensee shall be responsible. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents contained in this Agreement. Every such sublicense will contain at least the following:

(a)	a statement setting forth the date upon which Licensee's rights, privileges and license hereunder will expire;

(b)	a statement such that, to the extent applicable, the obligations of this Agreement will be binding upon Sublicensee as if it were in place of Licensee except that:

(1)	earned royalty rate and minimum royalties may be at different rates than this Agreement to the extent permitted by this Agreement; and,

(2)	Sublicensee(s) will be precluded from granting further sublicenses.

(c)	the same provision for indemnification of The Regents as has been provided for in this Agreement.
3.2    Licensee will promptly provide The Regents with a copy of each sublicense granted, collect and guarantee payment of all payments due The Regents from Sublicensees and summarize and deliver to The Regents copies of all reports due The Regents from Sublicensees.
3.3    Upon termination of this Agreement for any reason, The Regents, at its sole discretion, will determine whether Licensee will cancel or assign to The Regents any and all sublicenses.

3.4    Licensee will pay to The Regents in respect of all sublicenses granted by Licensee the following amounts:

(a)
a percentage of any fees (including the cash equivalent of the fair market value of any non-cash consideration, such as cross licenses and in-kind consideration) owed to or received by Licensee (e.g., up-front fees, sublicense maintenance fees, milestone payments or any other sublicense revenues other than royalties) ("Sublicense Fees"), as follows:

1.    [***] percent ([***]%) of Sublicense Fees from any sublicense granted by Licensee prior to the successful development by Licensee of a working prototype for each at least one Licensed Product;
2.    [***] percent ([***]%) of Sublicense Fees from any sublicense granted by Licensee after Licensee's successful development of a working prototype but before the successful completion of a market-ready prototype for each Initial Licensed Product; and,
3.    [***] percent ([***]%) of Sublicense Fees from any sublicense granted by Licensee after Licensee's initiation of commercial marketing for at least one Licensed Product; and

(b)
Except for sublicense agreements that include only Inventions licensed non exclusively by Licensee under this Agreement, for which subparagraph 3.4(b)(l) rates shall be paid, at Licensee's discretion, either:

1.    earned royalties on Net Sales by Sublicensees at the rates provided for in Article 6 (Earned Royalties and Minimum Annual Royalties) or [***] percent ([***]%)of the actual sublicense royalty, whichever is greater; or,
2.    a one-time payment of [***] due upon execution of the sublicense; and [***] percent ([***]%) of the actual sublicense royalty.
3.    if Licensee elects Paragraph 3.4(b)(1) with respect to sublicense payments upon executing the sublicense, at any time after execution of a sublicense agreement and upon mutual agreement of the parties hereto, Licensee may make a one-time payment in an amount to be negotiated by the parties hereto for the right to convert future sublicense payments from Paragraph 3.4(b)(l) to Paragraph 3.4(b)(2) rates thereafter, with no refund of payments previously made by Licensee. In the event the parties hereto agree on the amount of the one-time payment, the full amount of the payment must be received by The Regents as a condition precedent of conversion of any payment to Paragraph 3.4(b)(2) rates. Until the full amount of the agreed-upon one-time payment is made, Licensee shall continue to pay The Regents Paragraph 3.4(b)(l) rates.
3.5    If, in no less than [***] years after the Effective Date of this Agreement or January 1, [***], whichever is sooner, The Regents becomes aware of a third party interested in pursuing commercialization of Licensed Patent Rights in a field within the rights granted to Licensee that is not being actively pursued by Licensee ("Unexploited Field") then:

(a)	The Regents may notify Licensee of said third party interest in the Unexploited Field, subject to confidentiality obligations to said third party.

(b)	Licensee may issue a sublicense to said third party in the Unexploited Field within one hundred and eighty (180) days of notification under (a) above.

(c)
Licensee may provide written notice of its plans to actively pursue the Unexploited Field as detailed in a business plan similar to the type of plan that Licensee would provide to its Board of Directors to be provided by Licensee to The Regents within one hundred and eighty (180) days of notification under (a) above. The business plan is subject to consent by The Regents, which consent will not be unreasonably withheld. In the event that The Regents rejects the business plan, Licensee shall have one additional period of ninety (90) days from the rejection to issue a sublicense under (b) above or to submit a revised business plan, provided such plan is submitted within thirty (30) days of receiving notice of non-consent from The Regents, for reconsideration. Upon approval by The Regents, Licensee shall implement commercialization of the Unexploited Field as detailed in the business plan and appropriate due diligence milestones shall be added to this Agreement.

(d)
If Licensee does not pursue either of the options under (b) or (c) above, then The Regents, in its sole discretion, may issue an exclusive or non-exclusive license or option limited to the Unexploited Field to the third party. Licensee's rights under this Agreement with respect to the Unexploited Field will, in The Regents' sole discretion, be reduced to non-exclusive or withdrawn completely from the granted Field. If reduced to a non-exclusive license or withdrawn completely from the Unexploited Field, all financial terms of this Agreement shall remain in effect except as set forth in this Section 3.5(d). This right, if exercised by The Regents, supercedes the rights granted in Article 2 (Grant of License/Scope of License). In the event that The Regents exercises its rights under this Paragraph, the annual maintenance fee or minimum annual royalty for the affected Inventions will be reduced to an amount equal to the minimal annual royalties paid for other Inventions licensed for a similar scope as long as such reduction does not reduce the total annual maintenance fee paid by Licensee under this Agreement for any calendar year to less [***], if exclusive rights are maintained in any Field for any Invention, or [***] if only non-exclusive licenses are maintained under the Agreement.

(e)
If Licensee fails to implement the business plan provided under (c) above, then The Regents, in its sole discretion, may issue an exclusive or non-exclusive license or option limited to the Unexploited Field to the third party. Licensee's rights under this Agreement with respect to such Unexploited Field will, in The Regents' sole discretion, be reduced to non-exclusive or withdrawn completely from the granted Field. If reduced to a non-exclusive license or withdrawn completely from the Unexploited Field, all financial terms of this Agreement shall remain in effect. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant of License/Scope of License).

(f)
In the event that the Agreement is reduced to a non-exclusive license with respect to all Inventions included in the Agreement, any sublicenses executed by Licensee prior to the reduction of the scope of rights shall remain in full force and effect, but Licensee shall no longer have the right to issue sublicenses under the License.

4.    PAYMENT TERMS
4.1    Paragraphs 1.4, 1.5, 1.6 and 1.7 define Licensed Method, Licensed Product, Licensed Service, and Licensed Patent Rights so that royalties and payments are due and payable on products, methods and services covered by both pending patent applications and issued patents. Royalties and payments will accrue in each country until the later of (i) the expiry of the last-to expire Valid Claim under Licensed Patent Rights or (ii) the date the last patent application licensed under this Agreement is abandoned, in that country and are payable to The Regents when Licensed Method, Licensed Product or Licensed Service are invoiced or if not invoiced, when delivered to a third party.
4.2    Licensee will pay to The Regents all earned royalties and other consideration due and payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for earned royalties and other consideration that has accrued within Licensee's most recently completed calendar quarter.
4.3    All consideration due The Regents will be payable in United States dollars by check made out to "The Regents of the University of California" or by wire transfer to an account designated by The Regents. Licensee is solely responsible for all bank transfer charges. Checks should reference either the UC Case Number or the UC Agreement Control Number on the check, and should be sent to the address indicated in Article 20 (Notices).
4.4    When Licensed Products are sold for monies other than U.S. dollars, Licensee will first determine the earned royalty in the currency of the country in which Licensed Product, Licensed Method or Licensed Service was sold and then convert the amount into equivalent U.S. funds, using the exchange rate quoted in The Wall Street Journal on the last business day of the reporting period.
4.5    Fees and royalties earned on sales occurring in any country outside the U.S. may not be reduced by any taxes, fees or other charges imposed by the government of such country on the payment of royalty income. Notwithstanding the foregoing, all payments made by Licensee in fulfillment of The Regents' tax liability in any particular country will be credited against earned royalties or fees due The Regents for that country.
4.6    If at any time legal restrictions prevent the prompt remittance of royalties by Licensee from any country where a Licensed Product, Licensed Method or Licensed Service is sold, then Licensee will convert the amount owed to The Regents into U.S. funds and will pay The Regents directly from another source of funds for as long as the legal restrictions apply.
4.7    If any Valid Claim within Licensed Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that Valid Claim or any claim patentably indistinct therefrom will cease as of the date of final decision. Licensee will not, however, be relieved from paying any royalties that accrued before the final decision or that are based on another Valid Claim not involved in the final decision.
4.8    In the event that royalties, rebillings, fees or other payments owed by Licensee to The Regents are not received by The Regents when due, Licensee will pay to The Regents interest charges at a rate of ten percent (10%) per annum calculated from the date payment was due until actually received by The Regents.
4.9    No royalties may be collected or paid on Licensed Product, Licensed Service or Licensed Method sold to the account of the U.S. Government, or any agency thereof, as provided for in the license to the U.S. Government.

5.    LICENSE EXECUTION FEE
As partial consideration for the rights granted by and undertakings of The Regents under this Agreement, Licensee will pay to The Regents a license execution fee of [***], as follows:

Amount	Due Date
[***]	Within fourteen (14) days of the execution of this Agreement
[***]	On or before February 28, 2008
[***]	On or before August 28, 2008
The license execution fee shall be apportioned among the Inventions as set forth in Exhibit B, which is attached hereto and incorporated in full by reference. This license execution fee is non refundable, non-cancelable and is not creditable against royalties or other payments due to The Regents.
6.    EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES
6.1    As partial consideration for the rights granted by and undertakings of The Regents under this Agreement, Licensee will pay to The Regents an earned royalty of Net Sales based upon the Number of Patents or Pending Patent Applications that cover a Licensed Product, Licensed Service or Licensed Method as follows:

Number of Patents or Pensing Patent Applications	Royalty Rate
One or Two	[***]
Three or Four	[***]
Five	[***]
Six	[***]
Seven	[***]
Eight or more	[***]
6.2    Licensee will pay to The Regents minimum annual royalties as follows:
[***];
[***];
[***];
[***];
[***];
[***]; and,

•	[***].

The minimum annual royalties shall be apportioned among the Inventions as set forth in Exhibit B. The minimum annual royalties shall be paid to The Regents as follows fifty percent (50%) by February 28 of the calendar year in which it is due and fifty percent (50%) by August 28 of the calendar year in which it is due. The minimum annual royalty will be credited against the earned royalty due for the calendar year in which the minimum annual royalty payment was made. The minimum annual royalties are non-refundable and non-cancelable once due.
7.    DUE DILIGENCE
7.1    For each UC Case, Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and sale of Licensed Product, Licensed Method and Licensed Service and will diligently market the same after execution of this Agreement and in quantities sufficient to meet market demands.
7.2    Licensee will obtain all necessary governmental approvals in each country where Licensed Products; Licensed Methods and Licensed Services are manufactured, used, sold, imported or offered for sale.
7.3    Licensee will:
7.3.1    On or before July 31, 2008, successfully acquire no less than [***] in funding for its operations including, but not limited to, its research and development activities;
7.3.2    On or before July 31, 2009, successfully acquire no less than [***] in cumulative funding for its operations including, but not limited to, its research and development activities;
7.3.3    On or before July 31, 2010, successfully complete: (1) identification of at least one [***] to be developed by Licensee ("Initial Licensed Products") including, but not limited to, the identification of adequate specifications needed for successful commercialization of the Initial Licensed Products; (2) a detailed market analysis for each Initial Licensed Product; and, (3) submission of a detailed written report to The Regents detailing the above activity, which shall be consistent with the type of analysis submitted to Licensee's Board of Directors on these activities;
7.3.4    On or before July 31, 2011, submit a detailed written progress report for each Initial Licensed Product that demonstrates clear progress by Licensee toward the development of a working prototype for each Initial Licensed Product;
7.3.5.    On or before July 31, 2012, successfully complete a working prototype for each Initial Licensed Product;
7.3.6.    On or before July 31, 2013, successfully complete a market-ready prototype for each Initial Licensed Product;
7.3.7.    On or before July 31, 2014, initiate commercial marketing of each Initial Licensed Product with the ability to fill orders for such devices within a reasonable time frame;
7.3.8.    On or before July 31, 2015, achieve first commercial sales of each Initial Licensed Product; and,

7.3.9.    After first commercial sale, fill the market demand for Licensed Products, Licensed Methods and Licensed Services following commencement of marketing and at all times during the period of this Agreement.
7.4    In the event that Licensee is unable to meet any of the deadlines set forth in Paragraph 7.3, Licensee may request an extension of such missed deadline. The Regents may request an extension fee at its sole discretion as a condition of approving the request.
7.5    If Licensee is unable to meet the due diligence requirements set forth above for a given UC Case, despite the extensions allowed in Paragraph 7.4, The Regents, at its sole discretion, has the right and option to either terminate Licensee's rights under this Agreement with respect to the given UC Case(s) or reduce Licensee's exclusive license to a non-exclusive license for that UC Case(s). If Licensee's right in any UC Case(s) hereunder is reduced to a non-exclusive license, all financial terms of this Agreement shall remain in effect, except that the minimum royalties will be reduced proportionately considering the number of exclusive licenses on UC Case(s) that remain as set forth in Paragraph 2.4 above. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant of License/Scope of License).
7.6    To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to Licensee to a non-exclusive license for lack of diligence required in this Article 7 (Due Diligence), The Regents will give Licensee written notice of the deficiency. Licensee thereafter shall have ninety (90) days to cure the deficiency. If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the ninety (90)-day period, then The Regents may, at its sole option, terminate Licensee's rights under this Agreement with respect to the given UC Case(s) immediately without obligation to provide sixty (60) days' notice as set forth in Article 11 (Termination) or reduce the exclusive license granted to Licensee to a non-exclusive license with respect to the given UC Case(s) by giving written notice to Licensee.
8.    PROGRESS AND ROYALTY REPORTS
8.1    Beginning March 31, 2008, and semi-annually thereafter, Licensee will submit to The Regents a written progress report covering Licensee's (and any Sublicensee's) activities, in the previous two calendar quarters, related to the development and testing of all Licensed Product and the obtaining of the governmental approvals necessary for marketing and selling Licensed Products, Licensed Method and Licensed Services. Progress reports are required for each Licensed Product, Licensed Method and Licensed Service until the first commercial sale of that Licensed Product, Licensed Method or Licensed Service occurs in the U.S. and will be again required if commercial sales of such Licensed Product, Licensed Method or Licensed Service are suspended or discontinued for a period of more than six (6) months.
8.2    Progress reports submitted under Paragraph 8.1 will include, but are not limited to, the following topics:
8.2.1    a statement specifically addressing each diligence requirement of Article 7 (Due Diligence);
8.2.2    summary of work completed;
8.2.3    key scientific discoveries;
8.2.4    summary of work in progress;
8.2.5    current schedule of anticipated events or milestones;

8.2.6    market plans for introduction of Licensed Product, Licensed Method, and Licensed Service;
8.2.7    a summary of resources (dollar value) spent in the reporting period; and
8.2.8    Sublicensees' activities relating to the above items, if there are any Sublicensees.
8.3    Licensee has a continuing responsibility to keep The Regents informed of the small or large business entity status (as defined by the U.S. Patent and Trademark Office) of itself and its Sublicensees.
8.4    Licensee will report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product, Licensed Method and Licensed Service in each country.
8.5    After the first commercial sale of a Licensed Product, Licensed Method or Licensed Service anywhere in the world, Licensee will make quarterly royalty reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year. Each royalty report will cover Licensee's, and all Sublicensee's, if any, most recently completed calendar quarter and will show:
8.5.1    the gross invoice prices and Net Sales of Licensed Product, Licensed Method and Licensed Service;
8.5.2    the number of each type of Licensed Product, Licensed Method or Licensed Service sold and the actual or average sales price;
8.5.3    a listing of the payments for performance of Licensed Method or Licensed Service, or use of Licensed Product that contribute to Net Sales;
8.5.4    the royalties, in U.S. dollars, payable hereunder;
8.5.5    the method used to calculate the royalty, specifying all deductions taken and the dollar amount of each such deduction and, in the case of Combination Products, the percentage of the actual sales price upon which the royalty is based;
8.5.6    Licensed Patent Rights covering each Licensed Product, Licensed Method or Licensed Service;
8.5.7    the Sublicense fees payable;
8.5.8    the amount of the cash equivalent of any non-cash consideration payable including the method used to calculate the non-cash consideration;
8.5.9    the exchange rates used; and
8.5.9.    the identity and number of Licensed Patent Rights that cover each Licensed Product, Licensed Service or Licensed Method sold.
8.6    If no sales of Licensed Product, Licensed Method or Licensed Service have been made during any reporting period, then a statement to this effect is required.

9.    BOOKS AND RECORDS
9.1    Licensee will keep accurate books and records showing all Licensed Product manufactured, used and/or sold, all Licensed Service provided, and all charges for performance of Licensed Method or use of Licensed Product under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the payment to which they pertain.
9.2    Books and records must be open to inspection by representatives or agents of The Regents at reasonable times. The Regents shall bear the fees and expenses of examination but if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination, then Licensee will bear the fees and expenses of that examination. Licensee will remit any underpayment as well as reimbursement of fees and expenses for examination to The Regents within thirty (30) days of the examination results.
10.    TERM
10.1    Unless otherwise tenninated by operation of law or by acts of the parties in accordance with the tenns of this Agreement, this Agreement will be in force from the Effective Date until the later of (i) the expiration of the last-to-expire Valid Claim under the Licensed Patent Rights or (ii) the date the last patent application licensed under this Agreement is abandoned.
10.2    Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Paragraph 4.7	Late Payments
Article 5	Execution License Fee
Article 9	Books and Records
Article12	Disposition of Licensed Product on Hand Upon Termination
Article 13	Use of Names and Trademarks
Article 14	Limited Warranty
Paragraph 15.5	Patent Costs (solely with respect to amounts due prior to termination)
Article 18	Indemnification
Article 22	Failure to Perform
Article 26	Secrecy
11.    TERMINATION
11.1    Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Licensed Patent Rights by giving notice in writing to The Regents. Such notice of termination will be subject to Article 19 (Notices) and termination of this Agreement will be effective ninety (90) days from the effective date of such notice.
11.2    If Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of default ("Notice of Default") to Licensee. If Licensee fails to repair the default within ninety (90) days of the effective date of Notice of Default, then The Regents may terminate this Agreement and its licenses by a second written notice ("Notice of Termination"). If a Notice of Termination is sent to Licensee, then this Agreement will automatically terminate on the effective date of that notice. Such termination will not relieve Licensee of its obligation to pay any fees owing at the time of the effective date of termination and will not impair any accrued right of The Regents. These notices are subject to Article 19 (Notices).
11.3    This Agreement shall automatically terminate, without the obligation to provide notice, upon the filing of a petition for relief under the United States Bankruptcy Code by or against Licensee as a debtor or alleged debtor.
11.4    This Agreement shall automatically terminate without the obligation to provide ninety (90) days' notice as set forth in Paragraph 11.2 upon Licensee's filing of a claim that in any way includes the assertion that any portion of Licensed Patent Rights is invalid or unenforceable, where such filing is made by Licensee, a third party on behalf of Licensee or a third party at the written urging of Licensee.
11.5    Any termination under this Article 11 (Termination) does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination, or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Tennination does not affect in any manner any rights of The Regents ari1.ing under this Agreement prior to termination.
12.    DISPOSITION OF LICENSED PRODUCT ON HAND UPON TERMINATION
Upon termination of this Agreement, Licensee is entitled to dispose of all previously made or partially made Licensed Product, but no more, within a period of one hundred and twenty (120) days provided that the sale of Licensed Product is subject to the tenns of this Agreement, including, but not limited to, the rendering of reports and payment of royalties required under this Agreement.
13.    USE OF NAMES AND TRADEMARKS
13.l    Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name "The Regents of the University of California" or the name or !ogo of any campus of the University of California is prohibited.
13.2    The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement and shall request that such terms and consideration be kept in confidence in accordance with the provisions ofthis Article 13.
14.    LIMITED WARRANTY
14.1    The Regents warrants to Licensee that it has the lawful right to grant this license.
14.2    This license and the associated Inventions are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTIONS, LICENSED PATENT RIGHTS, LICENSED PRODUCT, LICENSED SERVICE OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.
14.3    IN NO EVENT MAY THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTIONS, LICENSED SERVICE, LICENSED METHOD, OR LICENSED PRODUCT.

14.4    This Agreement does not:
14.4.1    express or imply a warranty or representation as to the validity or scope of any Licensed Patent Rights;
14.4.2    express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;
14.4.3    obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 17 (Patent Infringement);
14.4.4    confer by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Licensed Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Licensed Patent Rights; or
14.4.5    obligate The Regents to furnish any know-how not provided in Licensed Patent Rights.
15.    PATENT PROSECUTION AND MAINTENANCE
15.1    As long as Licensee has paid patent costs as provided for in this Article 15 (Patent Prosecution and Maintenance), The Regents shall diligently endeavor to prosecute and maintain the U.S. and foreign patents comprising Licensed Patent Rights using counsel of its choice, and The Regents shall provide Licensee with copies of all relevant documentation so that Licensee may be informed of the continuing prosecution, and Licensee agrees to keep this documentation confidential. The Regents' counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents.
15.2    The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by Licensee to protect the Licensed Products and Licensed Services contemplated to be sold under this Agreement.
15.3    For each UC Case, Licensee will bear 1/N (where "N" is equal to the total number of licensees required to reimburse The Regents for such UC Case) of the costs of preparing, filing, prosecuting and maintaining all U.S. and foreign patent applications contemplated by this Agreement. Costs billed to or incurred by The Regents will be rebilled to Licensee and are due within thirty (30) days of rebilling by The Regents. These costs include patent prosecution costs for the Inventions incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions authorized by Licensee, re-examination, re-issue, interferences, oppositions, or inventorship determinations. In the event The Regents licenses one or more Inventions to a third party(ies), The Regents shall seek reimbursement of a pro rata share of all patent costs incurred for such Inventions from the third party licensee(s).
15.4    Licensee may request The Regents to obtain patent protection on the Inventions in foreign countries if available and if it so desires. Licensee will notify The Regents of its decision to obtain or maintain foreign patents not less than ninety (90) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing and must identify the countries desired. The absence of such a notice from Licensee to The Regents will be considered an election not to obtain or maintain foreign rights.

15.5    Licensee's obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but Licensee may terminate its obligations with respect to any given patent application or patent upon ninety (90) days' written notice to The Regents. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but Licensee will have no further right or licenses under the patent or application for which such obligations were terminated, without impact upon licenses under any other patent or application licensed under this Agreement, whether in the same family or not. Non-payment of patent costs may be deemed by The Regents as an election by Licensee not to maintain application(s) or patent(s).
15.6    The Regents may file, prosecute or maintain patent applications at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patent applications in accordance with this Article 15 (Patent Prosecution and Maintenance) and those applications and resultant patents will not be subject to this Agreement.
16.    PATENT MARKING
Licensee will mark with appropriate patent numbers all Licensed Product made, used, offered for sale, imported or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.NOTICES
17.    PATENT INFRINGEMENT
17.1    With respect to Licensed Patent Rights licensed exclusively:
17.1.1    In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the "Infringement Notice"). During the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, neither The Regents nor Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Licensed Patent Rights without first obtaining consent of the other. If Licensee puts such infringer on notice of the existence of any Licensed Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee's right to initiate a suit against such infringer for infringement under Paragraph 17.1.2 below will terminate immediately without the obligation of The Regents to provide notice to Licensee. Both The Regents and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.
17.1.2    If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days follow-ing the date the Infringement Notice takes effect, Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee's suit or any judgment rendered in that suit. Licensee may not join The Regents as a party in a suit initiated by Licensee without The Regents' prior written consent. If, in a suit initiated by Licensee, The Regents is involuntarily joined other than by Licensee, Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.
17.1.3    If, within one hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer, The Regents may institute suit for patent infringement against the infringer. IfThe Regents institutes such suit, Licensee may not join such suit without The Regents' consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents' suit or any judgment rendered in that suit.
17.1.4    Any recovery or settlement received in connection with any suit will first be shared by The Regents and Licensee equally to cover the litigation costs each incurred, and next shall be paid to The Regents or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive [***] if The Regents [***], (ii) The Regents will receive [***] if The Regents [***], and (iii) The Regents will receive [***] if The Regents incurred any litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, The Regents will receive [***]. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and Licensee agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 17 (Patent Infringement).
17.1.5    Any agreement made by Licensee for purposes of settling litigation or other dispute will comply with the requirements of Article 3 (Sublicenses) of this Agreement. In no event shall Licensee admit liability or wrongdoing on behalf of The Regents without The Regents' prior written consent.
17.1.6    Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).
17.1.7    Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee.
17.2.    With respect to any Licensed Patent Rights licensed non-exclusively:
In the event that the Licensee learns of infringement of potential commercial significance of any patent licensed non-exclusively under this Agreement, Licensee will provide The Regents (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it. During the period in which, and in the jurisdiction where, the Licensee has rights under this Agreement, the Licensee will not notify a third party (including the infringer) or put such third party on notice of the existence of any Licensed Patent Rights without first obtaining the written consent of The Regents. Licensee will cooperate with The Regents in litigation proceedings instituted hereunder.
18.    INDEMNIFICATION
18.1    Licensee will (and will require all Sublicensees to) indemnify, hold harmless and defend The Regents, its officers, employees and agents, the sponsors of the research that led to the Inventions and the inventors of the patents and patent applications in Licensed Patent Rights and their employers against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.
18.2    Licensee, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows or an equivalent program of self-insurance.

18.2.1    Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$1,000,000
Products/Completed Operations Aggregate	$5,000,000
Personal and Advertising Injury	$1,000,000
General Aggregate	$5,000,000
If the above insurance is written on a claims-made form, it will continue for three (3) years following termination or expiration of this Agreement. The insurance will have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and
18.2.2    Worker's Compensation as legally required in the jurisdiction in which Licensee is doing business.
18.3    The coverage and limits referred to in Paragraphs 18.2.1 and 18.2.2 above will not in any way limit the liability of Licensee under this Article 18 (Indemnification). Upon the execution of this Agreement, Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

•
Provide for thirty (30) days' (ten (10) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage; Licensee will promptly notify The Regents of any material modification of the insurance coverage;

•	Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph 18.2.1; and

•
Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self insurance maintained by The Regents.

18.4    The Regents will promptly notify Licensee in writing of any claim or suit brought against The . Regents for which The Regents intends to invoke the provisions of this Article 18 (Indemnification). Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 18 (Indemnification).
19.    NOTICES
19.1    Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:
19.1.1    on the date of delivery if delivered in person;
19.1.2    five (5) business days after the date of mailing if mailed by first-class certified mail, postage paid; or .

19.1.3    on the date of delivery if mailed by any global express carrier service that requires recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	Transphorm, Inc. 107 South La Patera Lane Goleta, CA 93117 Attention: Primit Parikh, Chief Operating Officer

In the case of The Regents:
University of California, Santa Barbara
Office of Technology & IndustryAlliances
552 University Avenue, Trailer #342
Santa Barbara, California 93106-2055
Attention:  Director
RE: UC Case No. 2004-163, et al

For payments to The Regents:	University of California Office of Technology Transfer 1111 Franklin Street, 5th Floor Oakland, CA 94607 Attn: Finance Administration
20    ASSIGNABILITY
This Agreement may be assigned by The Regents, but is personal to Licensee and assignable by Licensee only with the written consent of The Regents except if assigned to an entity that acquires all or substantially all of the business of Licensee to which this Agreement pertains.
21.    NOWAIVER
No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default.
22.    FAILURE TO PERFORM
22.1    If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney's fees in addition to costs and necessary disbursements.
22.2    Except for Licensee's obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control (force majeure), which render their performance impossible. Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days' prior written notice if either party is unable to fulfill its obligations under this Agreement due to force majeure for a period of at least one (1) year.
23.    GOVERNING LAWS
THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICT OF LAWS OR TO WHICH PARTY DRAFTED PARTICULAR PROVISIONS OF THIS AGREEMENT, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application. Disputes between the parties regarding this Agreement will utilize only trial courts within California for disputes that go to court.
24.    GOVERNMENT APPROVAL OR REGISTRATION
If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of pocket costs associated with such reporting or approval process.
25.    COMPLIANCE WITH LAWS
Licensee will comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale or import of Licensed Products, Licensed Services or practice of Licensed Method. Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. Licensee will manufacture Licensed Products and practice Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used or sold.
26.    SECRECY
26.1    With regard to confidential information ("Data"), which can be oral or written or both, received from The Regents regarding the Inventions, Licensee agrees:
26.1.1    not to use the Data except for the sole purpose of performing under the terms of this Agreement;
26.1.2    to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, but in no case less than a reasonable degree of care;
26.1.3    not to disclose Data to others (except to its employees, agents or consultants who are bound to Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except that Licensee is not prevented from using or disclosing any of the Data that:
26.1.3.1    Licensee can demonstrate by written records was previously known to it;
26.1.3.2    is now or becomes in the future, public knowledge other than through acts or omissions of Licensee; or
26.1.3.3    is lawfully obtained by Licensee from sources independent of The Regents.
26.2    The secrecy obligations of Licensee with respect to Data will continue for a period ending three (3) years from the expiration or termination date of this Agreement.

27.    MISCELLANEOUS
27.1    The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
27.2    This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.
27.3    No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.
27.4    This Agreement and the Secrecy Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Letter Agreement (UC Agreement Control No. 2007-30-0519) covering UC Case Nos. 2004-163, et al. with an effective date of March 27, 2007 is hereby terminated.
27.5    In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.
27.6    None of the provisions of this Agreement is intended to create any form of joint venture between the parties, rights in third parties or rights that are enforceable by any third party.
27.7    This Agreement may be signed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

TRANSPHORM, INC.		THE REGENTS OF THE UNIVERSITY

By:	/s/ Primit Parikh	By:	/s/ Sherylle Mills Englander
	(Signature)		(Signature)

Name:	Primit Parikh	Name:	Sherylle Mills Englander

Title:	Chief Operating Officer	Title:	Director,
Technology & Industry Alliances

Date:	10/11/07	Date:	10/12/07